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                                                                   Exhibit 10.18

                             Employment Agreement

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 10/th/ day of May, 1999, between Highlands Insurance Group, Inc., a Delaware corporation (the "Company") and Willis T. King, Jr. ("Employee").

     WHEREAS, it is the mutual desire of the Company and Employee that the Company employ Employee on the terms and conditions described in this Agreement.

     Now, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Employment.  The Company hereby employs Employee for the Employment
         ----------
Period specified in Section 2 below as Chairman, President and Chief Executive Officer of the Company. Employee hereby accepts such employment and agrees to diligently and to the best of Employee's abilities perform the duties and services appropriate to such positions and to devote his full business time and efforts to the performance of the duties of such position or positions, which shall include, but not be limited to, managing the operations of the Company. Employee further agrees to at all times comply with and be subject to the policies and procedures the Company may establish from time to time, so long as such policies and procedures do not violate any applicable laws or regulations.

     2.  Employment Period.  The period of Employee's employment under this
         -----------------
Agreement (the "Employment Period") shall commence on June 1, 1999 and shall end upon the earlier of (i) the date three months following receipt by Employee of written notice of termination of the Employment Period from the Company (but in no event earlier than the third anniversary of this Agreement) or (ii) the termination of the Employment Period pursuant to Section 6 below.

     3.   Compensation.
          ------------

          (a) As compensation for all services rendered and to be rendered by Employee pursuant to this Agreement, the Company agree to pay Employee:

               (i) during the Employment Period, an annual salary (the "Base Annual Salary") of $420,000 and

               (ii) an annual incentive of up to 150% of Employee's Base Annual Salary based on the performance of the Company as measured by the achievement of specified performance objectives. The objectives will be determined by the board of directors of the Company (the "Board of Directors") in its sole discretion. Employee shall receive a minimum bonus for 1999 and 2000 of
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               $210,000 per year, payable in a lump sum on or prior to April 15 of the next year. Any additional bonus amounts for 1999 and 2000 and any other bonuses shall be payable in accordance with the Company's current practice for all key executives under its Management Incentive Plan ("MIP"). Exhibit A is a summary of the MIP.

          (b) The Base Annual Salary shall be reviewed no less frequently than annually by the Compensation Committee of the Board of Directors and may be increased upon the approval of the Board of Directors in its sole discretion. The Base Annual Salary shall accrue and be payable in accordance with the payroll practices of the Company as in effect from time to time.

     4.   Other Employment Benefits.
          -------------------------

          (a) During the Employment Period, Employee shall be entitled to such other benefits as are customarily accorded the executives of the Company, including, without limitation, the right to participate in employee benefit programs maintained by the Company, including a health and life insurance program and disability and retirement plans, provided, that nothing contained herein shall be construed to require the Company to establish or maintain any policy or program. The Employee will be entitled to five weeks vacation annually.

          (b) The Company shall grant Employee an option under the Company's 1995 Director's Stock Plan exercisable for 150,000 shares of common stock, par value of $0.01 per share, of the Company's Common Stock ("Common Stock"). Such option shall (i) have an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on May 10, 1999, (ii) vest in three equal annual installments commencing on the first anniversary of this Agreement, (iii) fully vest on a change of control of the Company, or the death or termination by reason of disability of Employee, the termination of Employee without Cause, or the voluntary termination by Employee for Good Reason, and
(iv) expire on the tenth anniversary of this Agreement. The Company agrees to use reasonable efforts to register the sale by Employee of the shares of Common Stock issuable upon exercise of such options under the Securities Act of 1933, as amended.

          (c) Employee will purchase $5 million of Common Stock from the Company at a price per share equal to the closing price of the Common Stock on the New York Stock Exchange on May 10, 1999. Employee will be issued 250,000 shares of Restricted Stock under the Company's Restricted Stock Plan, with a base price equal to the price of the Common Stock purchased from the Company. If Employee retires, is terminated by reason of death or disability, is terminated without Cause or voluntarily terminates for Good Reason after the three-year period specified in paragraph 6(d) of the Plan, his Restricted Shares will not be forfeited on account of such retirement or termination.

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          (d) In the case of a conflict in terms between this Agreement and the
Directors' Stock Plan or the Restricted Stock Plan, as the case may be, the terms of this Agreement shall govern.

     5.   Expenses.  Upon submission of expense vouchers and corresponding
          --------
receipts and related documentation in accordance with Company policies then in effect, the Company shall promptly reimburse Employee for all reasonable expenses incurred by Employee on behalf of the Company or in accordance with Employee's performance of Employee's duties hereunder including, without limitation, all reasonable travel, entertainment and lodging expenses incurred by Employee in connection with the performance of his duties hereunder.

     6.   Termination.  The Employment Period may be terminated pursuant to any
          -----------
one or more of the following provisions:

          (a) The Employment Period may be terminated at any time by the Company by written notice to Employee or by Employee by written notice to the Company. Upon such termination, all of Employee's rights under Sections 3, 4, and 5 above
                                                      ----------  -      -
shall immediately terminate, except that the Company will pay to Employee all amounts accrued in respect of periods prior to such termination. If such termination (i) is by the Company without Cause (as hereinafter defined) or by the Employee with Good Reason (as hereinafter defined) and (ii) is other than the result of Employee's death or Disability (as hereinafter defined), the Company shall pay to Employee severance pay during the Severance Period (as hereinafter defined) in an amount equal to the amount of salary and pro rated portion of any bonus that would otherwise be payable to Employee under this Agreement (assuming that the Base Term (as hereinafter defined) were extended, if necessary, so as to end concurrently with the end of the Severance Period), based upon the Base Annual Salary and the bonus terms in effect on the date of such termination ("Severance Payments"). Such Severance Payments shall be payable in installments during the Severance Period on the same basis as salary and bonus would be otherwise be payable to Employee during the Base Term. In addition, Employee shall be entitled to all benefits accorded by Section 4(a) so
                                                                 ------------
along as Employee is eligible to receive Severance Payments.

          (b) The term "Cause" shall mean (i) fraud, dishonesty, or similar willful misconduct on the part of Employee, (ii) a material breach by Employee of any of his representations or obligations under this Agreement (provided that Employee shall first be notified of an be given a reasonable opportunity to cure such breach), (iii) gross negligence by Employee in the performance of the services contemplated by this Agreement, or (iv) conviction of Employee (or the entering of a plea of guilty, nolo contendere, or request for deferred adjudication) for fraud, misappropriation, embezzlement, financial misconduct, any felony, or any lesser criminal offense which carries a potential penalty of imprisonment for a term of one year or more and/or a fine of $25,000 or more, whether or not a lesser penalty or fine is assessed. The term "Good Reason" shall mean, without Employee's written consent, (i) any reduction in the amount of Employee's Base Annual Salary, (ii) any material reduction in Employee's title, duties,

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or responsibilities with the Company, (iii) the failure of the Board of
Directors to discharge an employee of the Company, at the request of Employee, for an act that would constitute "Cause" under clause (i), (iii) or (iv) of the immediately prior sentence, or (iv) a material breach by the Company of its obligations under this Agreement. Notwithstanding the foregoing sentence, the occurrence of any of the events described in the foregoing sentence will not constitute Good Reason unless Employee gives the Company written notice that such event constitutes Good Reasons, and the Company thereafter fails to cure the event within 30 days after receipt of such notice. The term "Severance Period" shall mean a period of time equal to the greater of (i) two years or
(ii) the period commencing on the date of Employee's termination of employment with the Company and ending on the last day of the Base Term. The term "Base Term" shall mean the period from the date hereof to and including the third anniversary of this Agreement.

          (c) If employee shall terminate his employment with the Company without Good Reason or shall die during the Employment Period, the Employment Period shall terminate as of the date of such termination, all of Employee's rights under Sections 3, 4 (other than subsections 4(b) and 4(c)), and 5 above
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shall immediately terminate, and the Company shall pay to Employee or Employee's estate or legal representative only the amount of salary and pro rated portion of any bonus accrued to Employee under this Agreement through the date of such termination without Good Reason or death.

          (d) If Employee is unable to discharge his duties hereunder for a period of four consecutive months, or for a total of six months in any 12-month period, by reason of physical or mental illness, injury, or incapacity ("Disability"), the Company may, by written notice to Employee, terminate the Employment Period. In such case, all of Employee's rights under Sections 3, 4,
                                                                 ----------  -
and 5 above shall immediately terminate, and the Company shall pay to Employee
    -
only the amount of salary and pro rated portion of any bonus accrued to Employee under this Agreement through the date of such termination. During any such period in which Employee is unable to discharge his duties hereunder, Employee's Base Annual Salary shall be reduced by the amount of any Company sponsored disability benefits paid to Employee during such period.

          (e) The Severance Payments paid to Employee shall be in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, or Employee's obligations under Section 10
                                                                ----------
hereof). Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which Severance Payments are owing, and Severance Payments shall not be reduced by any amounts earned by Employee from subsequent employment or as a self-employed individual during the Severance Period. Employee's rights under this Section
                                                                      -------
6(e) are Employee's sole and exclusive rights against the Company or its
----
affiliates under this Agreement and the Company's sole and exclusive liability to Employee under this Agreement, for the termination of his Employment relationship with the Company. Employee covenants not to sue or lodge any claim, demand or cause of action against the Company based upon

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Employee's termination of employment under this Agreement for any moneys other than those specified in Section 6(a). If Employee breaches this covenant, the
                        ------------
Company shall be entitled to recover from Employee all sums expended by the Company (including costs and attorneys' fees) in connection with such suit claim demand or cause of action. Nothing contained in Section 6 shall be construed to
                                                ---------
be a waiver by Employee of any benefits accrued for or due Employee through the date of termination of Employee's employment under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by the Company.

     7.  Representations by Employee.  Employee hereby represents and warrants
         ---------------------------
to the Company that (a) Employee's execution and delivery of this Agreement and his performance of his duties and obligations hereunder will not conflict with, or cause a default under, or give any party a right to damages under, or to terminate, any other agreement to which Employee is a party or by which he is bound, and (b) there are no restrictions, agreements, or understandings that would make unlawful Employee's execution or delivery of this Agreement or his employment hereunder.

     8.  Arbitration.
         -----------

         (a) Any controversy or claim arising out or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration brought under the terms of this Agreement shall be conducted in the manner set forth in this
Section 8.
---------

         (b) In accordance with the rules of the AAA, each of the parties hereto shall appoint one person as an arbitrator. The two arbitrators so chosen shall select a third impartial arbitrator within ten (10) days of the date on which the second arbitrator is selected. The three arbitrators shall determine all questions presented to them by majority vote. The decision of a majority of the arbitrators shall be final and conclusive on the parties hereto.

         (c) The arbitration hearing shall be held at a location to be determined by the parties hereto in good faith in Mercer County, New Jersey.

         (d) The parties agree that, subject to the rulings and scheduling of the arbitrators, the following time limitations shall govern the arbitration proceedings conducted under the terms of this Agreement.

                    (i) Any demand for arbitration must be filed within a reasonable time following the date on which the dispute arises or the alleged breach occurs.

                    (ii)  Each party must select an arbitrator within thirty
     (30) days of receipt of notice that an arbitration proceeding has commenced. In the event that no such selection is made, the arbitrator selected by the other party may conduct the arbitration proceeding without selecting any other arbitrator.

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                    (iii) The hearing must be held thirty (30) days of the date on which the third arbitrator is selected.

          (e) Costs of arbitration hereunder shall be borne by the Company. Unless the arbitrators determine that Employee did not have a reasonable basis for asserting his position with respect to the dispute in questions, the Company shall also reimburse Employee for his reasonable attorneys' fees incurred with respect to any arbitration. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Employee under this Agreement and all benefits to which Employee is entitled at the time such dispute arises (other than the amounts which are the subject of such dispute).

     9.   Taxes and Other Deductions.  The Company shall have the right to
          --------------------------
deduct from any compensation paid to Employee or his estate or legal representative under this Agreement all taxes and other amounts which may be required to be deducted or withheld by law (including, without limitation, income tax withholding and social security payments), whether such laws are now in effect or become effective after the date of this Agreement.

     10.  Noncompetition; Confidentiality
          -------------------------------

          (a) During Employee's employment with the Company and for an additional period of two years immediately following Employee's employment with the Company (the "Restriction Period"), Employee shall not, directly or indirectly, (i) solicit any employee of the Company to terminate his or her employment with the Company or (ii) call upon or solicit, with the intent to divert or take away, or attempt to call upon or solicit, with the intent to divert or take away, or divert or take away, any clients, policyholders, agents, customers, or accounts of the Company.

          (b) During and after Employee's employment with the Company, Employee shall not use for his personal benefit, or disclose, communicate, or divulge to, or use for the direct or indirect benefit of any person, firm, association, or company other than the Company, any Confidential Information. "Confidential Information" means information relating to the processes, products, services, customers, agents, or operations of the Company or any subsidiary thereof that is not generally known, is proprietary to the Company or such subsidiary and is made known to Employee or learned or acquired by Employee while in the employ of the Company. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters that becomes publicly available through no fault of Employee. All materials or articles of information of any kind furnished to Employee by the Company or developed by Employee in the course of his employment hereunder are and shall remain the sole property of the Company; and if the Company requests the return of such information at

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any time during, upon, or after the termination of Employee's employment,
Employee shall immediately deliver the same to the Company.

          (c) Employee acknowledges that, in view of the nature of the business in which the Company is engaged, the restrictions contained in Section 10(a) and
                                                               -------------
10(b) above (the "Restrictions") are reasonable and necessary in order to
-----
protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Employee therefore further acknowledges that, in the event Employee violates, or threatens to violate, any of such Restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company may be entitled.

          (d) If any Restriction, or any part thereof, shall be determined in any judicial or administrative proceeding to be invalid or unenforceable, the remainder of the Restrictions shall not thereby be affected and shall be given full effect, without regard to the invalid provisions. If the period of time or the area specified in the Restrictions shall be determined in any judicial or administrative proceeding to be unreasonable, then the court or administrative body shall have the power to reduce the period of time or the area covered and, in its reduced form, such provisions shall then be enforceable and shall be enforced.

          (e) If Employee violates any of the Restrictions, the applicable restrictive period shall be tolled from the time of the Commencement of any such violation until such time as such violation shall be cured by Employee to the reasonable satisfaction of the Company.

          (f) Employee may not engage, directly or indirectly, in any other business, investment, or activity which (i) substantially interferes with Employee's performance of his duties hereunder (ii) is contrary to the best interests of the Company, or (iii) requires such portion of Employee's business time as to render compliance with Section 1 impracticable. In that regard,
                                  ---------
subject toSection 10(g), Employee may serve on the board of directors (or
                -------------
comparable controlling body) of corporations or other legal entities of Employee's choice so long as service on any such board or controlling body does not constitute a violation of federal or state statutory provisions, or related rules and regulations pertaining to interlocking directorships, and the meeting times of such boards or controlling bodies do not materially conflict with the meeting times of the Board of Directors. Employee acknowledges and agrees that Employee owes certain duties to the Company under applicable law and agrees to do not act which would intentionally injure the Company's business, interests, or reputation. In keeping with Employee's fiduciary duties to the Company, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to

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the Audit Committee of the Board of Directors any facts which might reasonably be expected to involve a conflict of interest with the Company.

          (g) Employee may not serve on the Board of Directors of any entity other than the Company during the term of this Agreement without the approval of the Audit Committee of the Board of Directors in accordance with the Company's policies and procedures regarding such service, which approval will not be unreasonably withheld. The Board of Directors of the Company consents to Employee's service on the following boards of directors on which he is currently serving: SCPIE Holdings, Inc.; BCSI Holdings, Inc.; and Homeowners' Holdings, Inc.

     11.  Notices.  Any notice or communication given pursuant to this Agreement
          -------
must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

                    (i)  If to Employee:

                              Willis T. King, Jr.
                              122 Prospect Street
                              Summit, New Jersey 07901
                              Facsimile Number: (908) 277-0329

                    with a copy to:

                              Russell L. Hewit, Esq.
                              Dughi & Hewit
                              340 North Avenue
                              Cranford, New Jersey 07016
                              Facsimile Number: (908) 272-0909

                    (ii) If to the Company:

                              Highlands Insurance Group, Inc.
                              1000 Lenox Drive
                              Lawrenceville, NJ 08648
                              Attention: General Counsel
                              Facsimile Number: (609) 219-1774

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar

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notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     12.  Entire Agreement.  This Agreement, and the plans referenced in this
          ----------------
Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and (other than as to the employee benefit plans and practices of the Company) supersedes all prior communications, agreements, understandings, representations, and warranties, whether oral or written, between the parties hereto with respect to the subject matter hereof. Other than the employee benefit plans and practices of the Company, there are no oral or written agreements, understandings, representations, or warranties between the parties hereto with respect to the subject matter hereof other than those set forth in this Agreement.

     13.  Assignment and Amendment of Agreement.  This Agreement will be binding
          -------------------------------------
upon the parties hereto and their respective successors and permitted assignees. Because Employee's duties and services hereunder are special, personal and unique in nature, Employee may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement. This Agreement may be modified or amended only by a writing duly executed on behalf of each party hereto.

     14.  Governing Law.  This Agreement will be governed by and construed and
          -------------
enforced in accordance with the Laws of the State of New Jersey (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such state.

     15.  No Third Party Rights.  Except as specifically provided in this
          ---------------------
Agreement, this Agreement is not intended and may not be construed to create any rights (including third party beneficiary rights) in any parties other than Employee and the Company, and their respective successors and permitted assignees.

     16.  Headings, Gender, etc.  The headings used in this Agreement have been
          ----------------------
inserted for convenience and do not constitute manner to be construed or interested in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms "hereof," "herein", "hereby," hereunder," "hereto," and derivative or similar words will refer to this entire Agreement, (d) the terms "Article" or "Section" will refer to the specified Article or Section of this Agreement, and (e) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the applicable list.

     17.  Waiver and Remedies.  Any term or condition of this Agreement may be
          -------------------
waived at any time by the party that is entitled to the benefit thereof. Any such waiver will be in writing and will be executed by such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All

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remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

     18.  Invalid Provisions.  Subject to the provisions of Section 10(d) above,
          ------------------                                -------------
if any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affective thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of the Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     19.  Counterparts.  This Agreement may be executed simultaneously in one or
          ------------
more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


          IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year first above written.


COMPANY:                      HIGHLANDS INSURANCE GROUP, INC.



                         By:  __________________________________________
                              Stephen J. Greenberg
                              Vice President


EMPLOYEE:                     __________________________________________
                              Willis T. King, Jr.

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